Exhibit 99.1

Tapestry, Inc. Reports Fiscal 2022 Second Quarter Results

Achieves Record Holiday Revenue and Increases Full Year Guidance

  Drove Revenue Growth of 27% Compared to Prior Year; Revenue Increased 18% Versus FY20 Pre-Pandemic Levels, a 9-Point Sequential Improvement
  Realized AUR Growth Versus Last Year Across Brands
  Reported GAAP EPS of $1.15; Delivered Non-GAAP EPS of $1.33, Significantly Outpacing Expectations

Link to Download Tapestry’s Q2 2022 Earnings Presentation, Including Brand Highlights

NEW YORK--(BUSINESS WIRE)--February 10, 2022--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of modern luxury accessories and lifestyle brands including Coach, Kate Spade, and Stuart Weitzman, today reported results for the fiscal second quarter ended January 1, 2022.

Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc., said, “We delivered record sales this holiday quarter, highlighted by an inflection at Kate Spade, ongoing momentum at Coach, and a return to pre-pandemic revenue levels at Stuart Weitzman. The combination of bold initiatives, compelling product, and effective execution enabled us to win with consumers across our brands. Based on these results, we are raising our revenue, operating income, and EPS guidance for the fiscal year.”

“Our performance over the last 18 months has demonstrated the advantages of our globally diversified, consumer-centric, and data-driven platform. Through the Acceleration Program, we’ve made foundational changes that have successfully accelerated our growth at stronger margins, while making strategic investments to drive customer engagement and lifetime value. As we look ahead, we see significant growth opportunities and remain committed to creating value for all stakeholders.”

Capital Deployment

Given Tapestry’s second quarter performance, robust balance sheet, significant free cash flow generation, and outlook for growth, the Company now expects to return over $1.5 billion to shareholders in Fiscal 2022, an increase from the prior outlook of $1.25 billion. This reflects higher than previously anticipated share repurchases under the Company’s current buy-back program.

  Share Repurchases: Tapestry now forecasts the repurchase of $1.25 billion in common stock in the fiscal year, an increase from the prior outlook of $1 billion. In the fiscal second quarter, the Company deployed $500 million to buy-back approximately 12 million shares of its common stock at an average cost of $42.54 per share. During the first six months of fiscal 2022, Tapestry has repurchased 18 million shares of its common stock for $750 million, or an average cost of $42.02 per share. As of quarter-end, $850 million remained on the current authorization.
  Dividend Payments: The Company continues to anticipate an annual dividend rate of $1.00 per share, or approximately $270 million returned to shareholders in the fiscal year. Tapestry remains committed to increasing its dividend at a faster rate than earnings growth over time.
  Debt Repayment: In addition, Tapestry continues to expect to repay its July 2022 bonds, totaling $400 million, by the end of Fiscal 2022 reflecting the Company’s goal to reduce leverage through a combination of organic profit growth and debt repayment.

Second Quarter 2022 Financial Highlights

  Drove revenue growth of 18% against pre-pandemic levels, a significant sequential acceleration fueled by Kate Spade and Coach; Outperformed expectations across brands;
  Achieved another quarter of strong sales growth in Digital, which rose approximately 30% versus last year and nearly tripled compared to pre-pandemic levels; Improved store revenue trends on both a one and two-year basis;
  Delivered over 35% revenue growth in North America compared to FY21 and increased over 25% compared to FY20; Drove a mid-single-digit sales increase versus FY21 in Mainland China, rising over 35% against pre-pandemic levels;
  Reinvested structural SG&A savings in the business, including higher spend on growth-oriented marketing initiatives; and
  Grew operating income and expanded operating margin compared to pre-pandemic levels, reflecting the foundational changes to the business achieved through the Acceleration Program.

Second Quarter 2022 Acceleration Program Highlights

In the second quarter, we continued to make meaningful progress under Tapestry’s Acceleration Program by sharpening the Company’s focus on the consumer, leveraging data to lead with a digital-first mindset and transforming Tapestry into a leaner and more responsive organization:

  Recruited nearly 3 million new customers across channels in North America, representing a low double-digit increase versus prior year, with growth in both stores and online;
  Drove higher retention rates, increased repeat transactions and reactivated lapsed customers across brands;
  Realized low-single-digit revenue gains with Chinese consumers globally compared to pre-pandemic levels;
  Increased global AUR across Coach, Kate Spade and Stuart Weitzman, reflecting strong brand momentum, increasing traction of core products, and structural changes to lessen promotional activity and improve assortment productivity;
  Leveraged the Company’s diverse and agile supply chain network to expedite inventory to satisfy growing demand despite industry-wide disruption;
  Advanced Digital capabilities through significant investments in the channel, including in talent, to improve the customer experience and drive conversion; and
  Remain on track to realize gross run-rate savings of $300 million in FY22.

Overview of Second Quarter 2022 Financial Results

  Net sales totaled $2.14 billion for the second quarter compared to $1.69 billion in the prior year, representing a 27% increase. Sales rose 18% compared to pre-pandemic levels.
  Gross profit totaled $1.46 billion on both a reported and non-GAAP basis, while gross margin was 68.1%. As anticipated, the Company’s gross margin was negatively impacted by incremental freight expense in order to maintain product flow to meet consumer demand, which totaled 320 basis points. This compared to prior year gross profit of $1.17 billion and gross margin of 69.6% on both a reported and non-GAAP basis.
  SG&A expenses totaled $995 million on a reported basis and represented 46.5% of sales compared to $784 million and 46.5%, respectively, in the year ago quarter. On a non-GAAP basis, SG&A expenses were $981 million and represented 45.8% of sales compared to $763 million and 45.2%, respectively, in the year ago period.
  Operating income was $463 million on a reported basis, while operating margin was 21.6%, which compares to operating income of $389 million and operating margin of 23.1% in the prior year. On a non-GAAP basis, operating income was $476 million, while operating margin was 22.2%. This compared to operating income of $411 million and an operating margin of 24.4% in the prior year.
  Extinguishment of debt was a loss of $54 million on a reported basis, which related to the premiums, amortization, and fees associated with the $500 million cash tender completed in the second quarter of fiscal 2022.
  Net interest expense was $16 million in the quarter compared to $19 million in the year ago period.
  Other expense was $3 million in the quarter compared to income of $4 million in the prior year period.
  Net income for the quarter was $318 million on a reported basis, with earnings per diluted share of $1.15, which compares to $311 million and earnings per diluted share of $1.11 in the prior year period. The reported tax rate for the quarter was 18.5% compared to 16.9% in the prior year period. On a non-GAAP basis, net income for the quarter was $368 million with earnings per diluted share of $1.33. This compared to non-GAAP net income of $323 million with earnings per diluted share of $1.15 in the prior year period. The non-GAAP tax rate for the quarter was 19.5% compared to 18.5% in the prior year period.

Balance Sheet and Cash Flow Highlights

  Cash, cash equivalents and short-term investments totaled $1.65 billion and total borrowings outstanding were $1.59 billion. In the quarter, Tapestry issued $500 million in ten-year senior unsecured notes due 2032 at a coupon of 3.050% to be used to fund the concurrent partial tender offer of the 4.250% 2025 notes and the 4.125% 2027 notes. The tender offer resulted in $500 million tender acceptance, a leverage neutral transaction.
  Inventory at quarter-end was $750 million versus ending inventory of $632 million a year ago.
  Free cash flow year-to-date was an inflow of $596 million compared to an inflow of $697 million in the prior year. CapEx year-to-date was $72 million versus $50 million in the year ago period.

Non-GAAP Reconciliation

During the fiscal second quarter of 2022, Tapestry recorded certain items that decreased the Company’s pre-tax income by $67 million, net income by $50 million, and earnings per diluted share by $0.18. These items included:

  Acceleration Program: Pre-tax charges of $13 million primarily associated with professional fees and share-based compensation incurred as a result of the development and execution of the Company’s comprehensive strategic initiatives. Tapestry expects to incur total pre-tax charges of approximately $215 million to $220 million over the life of the Acceleration Program, including approximately $15 million in remaining charges in Fiscal 2022, primarily consisting of share-based compensation and professional fees.
  Debt Extinguishment Costs: Pre-tax charges of $54 million related to the premiums, amortization, and fees associated with the $500 million cash tender of notes due in 2025 and 2027.

Please refer to Financial Schedules 3 – 6 included herein for a detailed reconciliation of the Company’s reported to non-GAAP results.

Fiscal Year 2022 Outlook

Tapestry’s Fiscal 2022 outlook is provided on a non-GAAP basis and excludes Acceleration Program and debt extinguishment charges as described in the “Fiscal Year 2022 Outlook - Non-GAAP Adjustments” section of this press release.

The Company is increasing its outlook for Fiscal 2022 and now expects the following:

  Revenue of approximately $6.75 billion, an increase from the prior outlook of $6.6 billion. This represents growth of nearly 20% versus the prior year on a 52-week, comparable basis, which would mark a record level of sales for the Company.
  Net interest expense now forecasted to be approximately $60 to $65 million. The Company anticipates paying down its July 2022 bonds at the end of Fiscal 2022.
  Tax rate of approximately 18.5% assuming a continuation of current tax laws.
  Weighted average diluted share count is now expected to be approximately 274 million shares, incorporating the anticipated $1.25 billion in share repurchase activity throughout Fiscal 2022.
  Earnings per diluted share of $3.60 to $3.65, ahead of the prior guidance for $3.45 to $3.50.

Please note, due to the ongoing dynamic nature of the Covid-19 pandemic, financial results could differ materially from the current outlook due to a number of external events, including the potential for more widespread resurgences of the pandemic globally and resulting pressure on store traffic trends, as well as further supply chain disruptions, including potential continued production and distribution delays as well as increased costs, not contemplated in the Company’s estimates.

Conference Call Details

The Company will host a conference call to review these results at 8:00 a.m. (ET) today, February 10, 2022. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors or calling 1-866-847-4217 or 1-203-518-9845 and providing the Conference ID 9674276. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. To access the telephone replay, call 1-800-283-4641 or 1-402-220-0851. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. Presentation slides have also been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events

The Company expects to report Fiscal 2022 third quarter results on Thursday, May 12, 2022. To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

About Tapestry, Inc.

Our global house of brands unites the magic of Coach, kate spade new york and Stuart Weitzman. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. We use our collective strengths to move our customers and empower our communities, to make the fashion industry more sustainable, and to build a company that’s equitable, inclusive, and diverse. Individually, our brands are iconic. Together, we can stretch what’s possible. To learn more about Tapestry, please visit www.tapestry.com. For important news and information regarding Tapestry, visit the Investor Relations section of our website at www.tapestry.com/investors. In addition, investors should continue to review our news releases and filings with the SEC. We use each of these channels of distribution as primary channels for publishing key information to our investors, some of which may contain material and previously non-public information. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2022 Outlook,” and statements regarding the Acceleration Program, including future charges under and future impacts of this program, the potential impact of the Covid-19 pandemic and success of mitigating actions, statements regarding the Company’s capital deployment plans, and statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," “potential,” "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” “commit,” "anticipate," “goal,” “leveraging,” “sharpening,” transforming,” “creating,” accelerating,” “enhancing,” “innovation,” “drive,” “targeting,” “assume,” “plan,” “progress,” “confident,” “future,” “uncertain,” “on track,” “achieve,” “strategic,” “growth,” “we see significant growth opportunities,” “view,” “stretching what’s possible,” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of the Covid-19 pandemic , including impacts on our supply chain, the ability to control costs and successfully execute our growth strategies, expected economic trends, the ability to anticipate consumer preferences, risks associated with operating in international markets and our global sourcing activities, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, the impact of pending and potential future legal proceedings, and the impact of legislation, etc. In addition, purchases of shares of the Company’s common stock will be made subject to market conditions and at prevailing market prices. Please refer to the Company’s latest Annual Report on Form 10-K, quarterly report on 10-Q and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Schedule 1: Condensed Consolidated Statement of Operations

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarter and Six Months Ended January 1, 2022 and December 26, 2020
(in millions, except per share data)

	(unaudited)		(unaudited)
	QUARTER ENDED		SIX MONTHS ENDED
	January 1, 2022	December 26, 2020	January 1, 2022	December 26, 2020

Net sales	$2,141.2	$1,685.4	$3,622.1	$2,857.6
Cost of sales	683.8	511.7	1,096.0	853.7
Gross profit	1,457.4	1,173.7	2,526.1	2,003.9
Selling, general and administrative expenses	994.6	784.3	1,768.3	1,412.3
Operating income (loss)	462.8	389.4	757.8	591.6
Loss on extinguishment of debt	53.7	-	53.7	-
Interest expense, net	15.9	18.7	32.0	38.1
Other expense (income)	3.1	(3.6)	5.3	(6.2)
Income (loss) before provision for income taxes	390.1	374.3	666.8	559.7
Provision (benefit) for income taxes	72.2	63.3	122.0	17.0
Net income (loss)	$317.9	$311.0	$544.8	$542.7
Net income (loss) per share:
Basic	$1.17	$1.12	$1.98	$1.96
Diluted	$1.15	$1.11	$1.94	$1.94
Shares used in computing net income (loss) per share:
Basic	271.1	277.5	274.5	277.1
Diluted	277.2	281.0	281.0	279.4

Schedule 2: Detail to Net Sales

TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarter and Six Months Ended January 1, 2022 and December 26, 2020
(in millions)
(unaudited)

	QUARTER ENDED
	January 1, 2022	December 26, 2020	% Change vs. FY21	Constant Currency % Change FY21	% Change vs. FY20

Coach	$1,525.0	$1,225.3	24%	24%	20%
Kate Spade	500.4	375.6	33%	33%	16%
Stuart Weitzman	115.8	84.5	37%	35%	0%
Total Tapestry	$2,141.2	$1,685.4	27%	27%	18%

	SIX MONTHS ENDED
	January 1, 2022	December 26, 2020	% Change vs. FY21	Constant Currency % Change FY21	% Change vs. FY20

Coach	$2,639.9	$2,100.7	26%	25%	18%
Kate Spade	799.9	616.0	30%	30%	9%
Stuart Weitzman	182.3	140.9	29%	27%	(10)%
Total Tapestry	$3,622.1	$2,857.6	27%	26%	14%

Schedule 3: Items Affecting Comparability – 2Q22

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended January 1, 2022
		Items Affecting Comparability
	GAAP Basis (As Reported)	Debt Extinguishment	Acceleration Program	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	1,078.2	-	-	1,078.2
Kate Spade	308.0	-	-	308.0
Stuart Weitzman	71.2	-	-	71.2
Gross profit(1)	$1,457.4	$-	$-	$1,457.4

SG&A expenses
Coach	604.9	-	1.1	603.8
Kate Spade	224.3	-	2.1	222.2
Stuart Weitzman	57.9	-	2.9	55.0
Corporate	107.5	-	7.2	100.3
SG&A expenses	$994.6	$-	$13.3	$981.3

Operating income (loss)
Coach	473.3	-	(1.1)	474.4
Kate Spade	83.7	-	(2.1)	85.8
Stuart Weitzman	13.3	-	(2.9)	16.2
Corporate	(107.5)	-	(7.2)	(100.3)
Operating income (loss)	$462.8	$-	$(13.3)	$476.1

Loss on extinguishment of debt	53.7	53.7	-	-

Provision for income taxes	72.2	(12.9)	(4.1)	89.2
Net income (loss)	$317.9	$(40.8)	$(9.2)	$367.9
Net income (loss) per diluted common share	$1.15	$(0.15)	$(0.03)	$1.33

(1) Adjustments within Gross profit are recorded within Cost of sales.

Schedule 4: Items Affecting Comparability – 2Q21

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended December 26, 2020
		Items Affecting Comparability
	GAAP Basis (As Reported)	CARES Act Tax Impact	Acceleration Program	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	888.1	-	-	888.1
Kate Spade	233.1	-	-	233.1
Stuart Weitzman	52.5	-	-	52.5
Gross profit(1)	$1,173.7	$-	$-	$1,173.7

SG&A expenses
Coach	476.1	-	5.8	470.3
Kate Spade	174.3	-	2.4	171.9
Stuart Weitzman	40.6	-	(2.3)	42.9
Corporate	93.3	-	15.8	77.5
SG&A expenses	$784.3	$-	$21.7	$762.6

Operating income (loss)
Coach	412.0	-	(5.8)	417.8
Kate Spade	58.8	-	(2.4)	61.2
Stuart Weitzman	11.9	-	2.3	9.6
Corporate	(93.3)	-	(15.8)	(77.5)
Operating income (loss)	$389.4	$-	$(21.7)	$411.1

Provision for income taxes	63.3	(3.3)	(6.4)	73.0
Net income (loss)	$311.0	$3.3	$(15.3)	$323.0
Net income (loss) per diluted common share	$1.11	$0.01	$(0.05)	$1.15

(1) Adjustments within Gross profit are recorded within Cost of sales.

Schedule 5: Items Affecting Comparability – 2Q22 YTD

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Six Months Ended January 1, 2022
		Items Affecting Comparability
	GAAP Basis (As Reported)	Debt Extinguishment	Acceleration Program	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	1,909.2	-	-	1,909.2
Kate Spade	507.2	-	-	507.2
Stuart Weitzman	109.7	-	-	109.7
Gross profit(1)	$2,526.1	$-	$-	$2,526.1

SG&A expenses
Coach	1,070.2	-	2.5	1,067.7
Kate Spade	386.3	-	3.5	382.8
Stuart Weitzman	97.9	-	3.3	94.6
Corporate	213.9	-	16.1	197.8
SG&A expenses	$1,768.3	$-	$25.4	$1,742.9

Operating income (loss)
Coach	839.0	-	(2.5)	841.5
Kate Spade	120.9	-	(3.5)	124.4
Stuart Weitzman	11.8	-	(3.3)	15.1
Corporate	(213.9)	-	(16.1)	(197.8)
Operating income (loss)	$757.8	$-	$(25.4)	$783.2

Loss on extinguishment of debt	53.7	53.7	-	-

Provision for income taxes	122.0	(12.9)	(8.0)	142.9
Net income (loss)	$544.8	$(40.8)	$(17.4)	$603.0
Net income (loss) per diluted common share	$1.94	$(0.15)	$(0.06)	$2.15

(1) Adjustments within Gross profit are recorded within Cost of sales.

Schedule 6: Items Affecting Comparability – 2Q21 YTD

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Six Months Ended December 26, 2020
		Items Affecting Comparability
	GAAP Basis (As Reported)	CARES Act Tax Impact	Acceleration Program	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	1,533.0	-	-	1,533.0
Kate Spade	387.2	-	-	387.2
Stuart Weitzman	83.7	-	-	83.7
Gross profit(1)	$2,003.9	$-	$-	$2,003.9

SG&A expenses
Coach	851.0	-	16.5	834.5
Kate Spade	305.2	-	3.4	301.8
Stuart Weitzman	71.8	-	(4.7)	76.5
Corporate	184.3	-	33.1	151.2
SG&A expenses	$1,412.3	$-	$48.3	$1,364.0

Operating income (loss)
Coach	682.0	-	(16.5)	698.5
Kate Spade	82.0	-	(3.4)	85.4
Stuart Weitzman	11.9	-	4.7	7.2
Corporate	(184.3)	-	(33.1)	(151.2)
Operating income (loss)	$591.6	$-	$(48.3)	$639.9

Provision for income taxes	17.0	(95.0)	(12.2)	124.2
Net income (loss)	$542.7	$95.0	$(36.1)	$483.8
Net income (loss) per diluted common share	$1.94	$0.34	$(0.13)	$1.73

(1) Adjustments within Gross profit are recorded within Cost of sales.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as SG&A expense ratio, and operating margin, have been presented both including and excluding Acceleration Program and Debt Extinguishment costs for the second quarter and first six months of fiscal year 2022 and the effects of certain items related to the tax benefit the Company received under the CARES Act and Acceleration Program costs for the second quarter and first six months of fiscal year 2021.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency net sales results by translating current period net sales in local currency using the prior year period’s currency conversion rate.

Net sales changes for the Company and each segment are based on absolute sales dollar changes and are not presented in accordance with the Company’s comparable sales definition utilized historically due to the uncertain business environment resulting from the impact of the Covid-19 pandemic.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

In addition to these non-GAAP measures, the Company has provided comparisons to certain fiscal year 2020 results and trends, referred to as pre-pandemic levels, which the Company believes is useful to investors and others in evaluating the Company’s results, due to the significant impact of the Covid-19 pandemic on the Company’s operations and financial results, starting in the second half of fiscal year 2020.

Fiscal Year 2022 Outlook - Non-GAAP Adjustments:

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP presented in this release and on the Company’s conference call because certain material items that impact these measures, such as the timing and exact amount of charges related to the Acceleration Program, which have not yet occurred or are out of the Company’s control. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. Where possible, the Company has identified the estimated impact of the items excluded from its Fiscal 2022 guidance.

This Fiscal 2022 non-GAAP guidance excludes $40 to $45 million in Acceleration Program charges, primarily consisting of share-based compensation and professional fees, as well as $54 million in Debt Extinguishment costs incurred in the second quarter related to the premiums, amortization, and fees associated with the $500 million cash tender of senior notes due in 2025 and 2027.

Schedule 7: Condensed Consolidated Balance Sheets

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At January 1, 2022 and July 3, 2021
(in millions)

	(unaudited)	(audited)
	January 1, 2022	July 3, 2021
ASSETS
Cash, cash equivalents and short-term investments	$1,647.7	$2,015.8
Receivables	292.7	200.2
Inventories	750.0	734.8
Other current assets	368.1	424.5
Total current assets	3,058.5	3,375.3
Property and equipment, net	647.7	678.1
Lease right-of-use assets	1,403.6	1,496.6
Other noncurrent assets	2,819.6	2,832.4
Total assets	$7,929.4	$8,382.4
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$468.2	$445.2
Accrued liabilities	667.5	661.2
Short-term lease liabilities	308.0	319.4
Current debt	400.0	-
Total current liabilities	1,843.7	1,425.8
Long-term debt	1,189.1	1,590.7
Long-term lease liabilities	1,414.8	1,525.9
Other liabilities	554.4	580.7
Stockholders' equity	2,927.4	3,259.3
Total liabilities and stockholders' equity	$7,929.4	$8,382.4

Schedule 8: Condensed Consolidated Statement of Cash Flows

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Six Months Ended January 1, 2022 and December 26, 2020
(in millions)

	(unaudited)	(unaudited)
	January 1, 2022	December 26, 2020
Cash Flows from Operating Activities
Net income (loss)	$544.8	$542.7
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	99.6	102.4
Loss on extinguishment of debt	53.7	-
Other non-cash items	49.6	(118.4)
Changes in operating assets and liabilities	(79.6)	219.6
Net cash provided by operating activities	668.1	746.3

Cash Flows from Investing Activities
Purchases of property and equipment	(71.7)	(49.7)
Purchase of investments	(502.3)	(0.2)
Other items	118.3	24.1
Net cash used in investing activities	(455.7)	(25.8)

Cash Flows from Financing Activities
Dividend payments	(137.5)	-
Repurchase of common stock	(750.0)	-
Proceeds from issuance of debt, net of discount	498.5	-
Payment of debt extinguishment costs	(50.7)	-
Repayment of debt	(500.0)	(11.5)
Repayment of revolving credit facility	-	(500.0)
Other items	(12.4)	(7.4)
Net cash used in financing activities	(952.1)	(518.9)
Effect of exchange rate on cash and cash equivalents	(10.6)	14.7

Net (decrease) increase in cash and cash equivalents	(750.3)	216.3
Cash and cash equivalents at beginning of period	$2,007.7	$1,426.3
Cash and cash equivalents at end of period	$1,257.4	$1,642.6

Schedule 9: Store Count by Brand – 2Q22

TAPESTRY, INC.
STORE COUNT
At October 2, 2021 and January 1, 2022
(unaudited)

	As of			As of
Directly-Operated Store Count:	October 2, 2021	Openings	(Closures)	January 1, 2022
Coach
North America	355	-	(1)	354
International	583	19	(2)	600

Kate Spade
North America	209	-	-	209
International	193	1	(2)	192

Stuart Weitzman
North America	44	-	(1)	43
International	57	-	-	57

Schedule 10: Store Count by Brand – 2Q22 YTD

TAPESTRY, INC.
STORE COUNT
At July 3, 2021 and January 1, 2022
(unaudited)

	As of			As of
Directly-Operated Store Count:	July 3, 2021	Openings	(Closures)	January 1, 2022
Coach
North America	354	3	(3)	354
International	585	24	(9)	600

Kate Spade
North America	210	-	(1)	209
International	197	3	(8)	192

Stuart Weitzman
North America	48	-	(5)	43
International	56	1	-	57

Contacts

Tapestry, Inc.
Media:
Andrea Shaw Resnick
Chief Communications Officer
212/629-2618
aresnick@tapestry.com
Analysts and Investors:
Christina Colone
Global Head of Investor Relations
212/946-7252
ccolone@tapestry.com
Kelsey Mueller
212/946-8183
Director of Investor Relations
kmueller@tapestry.com